SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2016

Precious Investments, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-195306	90-0338080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 - 21 Dundas Square Toronto Ontario, Canada	M5B 1B7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (226) 787-5278

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.01 - Completion of Acquisition or Disposition of Assets

As previously reported, on August 10 2015, we entered into a Diamond Purchase Agreement (the “Agreement”) with Kashif Khan (“Khan”). Pursuant to the Agreement, we acquired from Khan colored diamonds with a wholesale value of $4,000,000 (the “Assets”).

In consideration for the Assets, we agreed to issue to Khan three demand secured convertible promissory notes (the “Notes”) in the aggregate principal amount of $4,000,000. The Notes mature: a) within 20 business days of a receipt of written demand from the holder for payment of all of the Notes, provided that i) we have not raised $5 million in debt or equity financing before written demand was tendered or any portion of Notes was converted into shares of our common stock; or b) in all other cases, thirty-six months from issuance.

Upon written demand for payment, we may either pay all principal and accrued interest on the Notes or return the Assets to the holder to fulfill all obligations.

On July 15, 2016, Khan demanded payment on the Notes. We have not raised $5 million in debt or equity financing and no portion of the Notes have been converted. As such, on July 25, 2016, we elected to return the Assets to Khan in lieu of payment.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precious Investments, Inc.

/s/ Kashif Khan

Kashif Khan
Chief Operating Officer

Date: July 26, 2016

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